Exhibit 10.3

FIRST AMENDMENT TO

BEKEM METALS, INC.

RESTRICTED STOCK AGREEMENT

This First Amendment to Bekem Metals, Inc. Restricted Stock Agreement (this "Agreement") is made as of March 25, 2008 by Bekem Metals, Inc., a Utah corporation (the "Employer"), and Nurlan Tajibayev, an individual resident in the Republic of Kazakhstan, Almaty (the "Executive"). The parties do hereby agree to amend said Bekem Metals, Inc. Restricted Stock Agreement with the Grant Date of October 19, 2006 as follows:

1. Section 3 is amended to read as follows:

3. VESTING

The interest of the Executive in the Stock shall vest as to one-fourth (47,929 shares) of such Stock on the first anniversary of the Grant Date. The interest of the Executive in the Stock shall vest as to an additional one-fourth (47,929 shares) of such Stock on the second anniversary of the Grant Date conditioned on the Employer having began construction of an ore processing plant prior to second anniversary of the Grant Date. The interest of the Executive in the Stock shall vest as one-half (95,857 shares) of such Stock on the third anniversary of the Grant Date conditioned on the Employer having began commercial operations during the three year restricted period.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date above first written above.

EMPLOYER: Bekem Metals, Inc.

Yermek Kudabayev, Chief Executive Officer

EXECUTIVE:

Nurlan Tajibayev

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